UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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APARTMENT INVESTMENT AND MANAGEMENT COMPANY
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP

L & B REAL ESTATE OPPORTUNITY FUND, LP

L&B OPPORTUNITY FUND, LLC

LAND & BUILDINGS GP LP

LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC

JONATHAN LITT

COREY LORINSKY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), has made a definitive filing with the Securities and Exchange Commission (“SEC”) of a solicitation statement and an accompanying GOLD request card to be used to solicit requests for the calling of a special meeting of shareholders of Apartment Investment and Management Company, a Maryland corporation (the “Company”).

Item 1: On October 16, 2020, Land & Buildings issued the following press release and letter to shareholders of the Company.

Land & Buildings Files Definitive Solicitation Statement Calling for Special Meeting of Shareholders at AIV and Delivers Open Letter to Shareholders

Requests that Shareholders Join its Efforts to Call a Special Meeting to Hold an Advisory Vote on AIV’s Proposed Spin-Off That Could Destroy Significant Shareholder Value

Continues to Believe the Proposed Transaction Will Not Close the Company’s Substantial Discount to Stated NAV of $58 Per Share and that All Options for Maximizing Value Need to Be Considered

Believes the Company’s Delay Tactic in Setting November 4th Record Date - 36 Days After the Filing of Land & Buildings’ Preliminary Proxy Materials - is a Desperate Attempt to Evade an Advisory Vote on the Transaction and Prevent Shareholder Voices From Being Heard

Urges Shareholders to Have Their Voices Heard on the Future of their Company by Consenting to Land & Buildings’ Request that AIV Call a Special Meeting on the GOLD Request Card Today

STAMFORD, Conn.—(October 16, 2020) – – Today Land & Buildings Investment Management LLC (together with its affiliates, “Land & Buildings”), a significant shareholder of Apartment Investment and Management Company (“AIV” or the “Company”) (NYSE: AIV), announced that is has filed a definitive solicitation statement with the Securities and Exchange Commission seeking to call a special meeting of the Company’s shareholders (the “Special Meeting,” or the “Meeting”) to hold an advisory vote on AIV’s recently announced separation of its business into two, separate and distinct, publicly traded companies, Apartment Income REIT (“AIR”) and Aimco, through a reverse spin-off, which Land & Buildings believes could destroy shareholder value. Please refer to www.AimHighAIV.com to view the solicitation statement and other materials regarding the Company. Land & Buildings also announced today that it has delivered an open letter to AIV shareholders requesting that they join Land & Buildings’ efforts to call the Special Meeting on the GOLD request card.

The full text of the letter follows:

Dear Fellow Aimco Shareholders:

Land & Buildings believes it is imperative shareholders have the right to express their views on AIV’s recently announced taxable spin-off of approximately 90% of the Company’s apartment assets given its potential for significant value destruction.

We believe the proposed taxable spin of ~90% of AIV’s value should require shareholder approval because shareholders deserve a voice on such a major transaction:

•	Chairman/CEO Terry Considine, along with the long-tenured Board of Directors (the “Board”), approved the spin-off of ~90% of the Company and refuse to put it to a shareholder vote as the Board and its army of high-priced advisors “have determined” what is best for shareholders.
•	The spin-off may cost spin shareholders as much as $8 per share in taxes while providing no cash to shareholders to pay the taxes.
•	To add insult to injury, AIV shares have underperformed Apartment Peers[1] from the Company’s Sept. 14th announcement to the time of Land & Buildings’ Sept. 22nd public letter.
•	Chairman/CEO Terry Considine will incur no tax on his unit ownership and will initially remain in his roles at both companies – likely doubling up on compensation – which creates a material conflict between shareholders and Mr. Considine, in our view.
•	Shareholders will be left with two companies – Aimco and AIR – which combined are unlikely to trade anywhere close to the Company stated $58 NAV, in our view, and the Company’s own materials confirm in the most optimistic case, the value falls well short of $58 NAV.[2]
•	The Company is muzzling shareholders from having their voices heard on the future of their Company by rushing to complete the proposed transaction in December 2020, well before AIV’s 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”) typically held in April.
•	The Board should have considered all alternatives to maximize value for shareholders, including developing a succession plan and considering a sale of the Company, not the narrow options they outlined, in our view.

1Apartment Peers defined as AvalonBay Communities, Inc. (AVB), Camden Property Trust (CPT), Essex Property Trust (ESS), Equity Residential (EQR), Mid-America Apartment Communities, Inc. (MAA), and UDR, Inc. (UDR) as disclosed in the Company’s Proxy Statement filed with the SEC on March 11, 2020.

2 Based on the Company’s estimated valuation of AIV and AIR combined post-spin as disclosed in AIV’s press release, dated September 22, 2020, which discloses approximately $52 per share as representing the high-end of its estimated valuation based on the conditions disclosed therein.

Management’s and the Board’s persistent underperformance causes us to seriously question whether the spin was devised with the best interests of shareholders in mind

Total Shareholder Returns	Trailing 5 Years	Trailing 3 Years	Trailing 1 Years	Since IPO (July 1994)
Apartment Investment and Management Company (NYSE: AIV)	8%	-18%	-33%	974%

AIV Underperformance vs. Apartment Peers	-13%	-14%	-6%	-907%

AIV Underperformance vs. Proxy Compensation Peers	-24%	-20%	-12%	-429%

AIV Underperformance vs. REITs	-25%	-26%	-19%	-39%

Source: Bloomberg, Company Fillings

Note: As of 9/21/20; Apartment Peers defined as UDR, MAA, ESS, EQR, AVB and CPT as disclosed in AIV’s 2020 Proxy Statement; Proxy Compensation Peers defined as AMH, ARE, BRX, CPT, DEI, DRE, ELS, EXR, FRT, PEAK, KRC, KIM, PLD, MAC, MAA, REG, SLG, SUI, TCO and UDR as disclosed in AIV’s 2020 Proxy Statement; REITs defined as FNERTR Index

AIV has traded at a persistent discount to NAV while Apartment Peers have often traded near par

Source: Green Street (Observed Premium/(discount) to NAV), Company filings

AIV is attempting to avoid a shareholder referendum on the Company’s strategic direction

After refusing to voluntarily put the Company’s restructuring plan to a shareholder vote, AIV is already deploying a scheme of self-serving proxy gamesmanship and delay tactics to evade an advisory vote, in our view. For example, rather than putting the spin-off to a shareholder vote, AIV set Nov. 4th—the farthest date they thought that they could get away with, in our view--as the record date for determining shareholders entitled to request a special meeting – 36 days after Land & Buildings filed its preliminary solicitation materials seeking shareholder support to call a special meeting

AIV and its advisors are well aware that Land & Buildings’ special meeting request is just the first step in the two–step solicitation process required to call and hold the special meeting, yet set Nov. 4th as the record date for the first step despite publicly stating that the spin is expected to close in December of 2020. We even asked the Board to set a new record date given this timeline but it again refused to do the right thing for shareholders.

We believe this delay tactic represents a thinly veiled attempt by the Board to create the illusion that it is being responsive to shareholder concerns despite the fact that shareholders are actually being deprived of the opportunity to have their voices heard on this material transaction, in our view.

A Citigroup survey of investors and clients indicated that 72% believe the transaction will not create additional value and 90% believe AIV should have a shareholder vote to approve the transaction. The will of the people appears clear to us, but AIV management and the Board have no interest in listening to its shareholders in our view.

Will AIV create additional value through the announced spin?

Should AIV have a shareholder vote to approve the transaction?

Note: Citi Poll as of September 23, 2020 7:30am ET. Survey was conducted online. The participants were anonymous, and the sample was limited.

We urge shareholders to have their voices heard on the future of their Company by consenting to Land & Buildings’ request that AIV call a Special Meeting on the GOLD Request Card Today

We believe the proposed transaction will not close the Company’s substantial discount to NAV based on the trading of Apartment Peers with similar debt and apartment ownership and is a thinly veiled attempt by management and the Board to rid themselves of a decades-long poor track record rather than address the fundamental issues challenging the Company, in our view.

What seems clear to us is that the proposed spin-off is not the result of an informed evaluation of all available opportunities to maximize shareholder value, particularly given the extraordinary appetite by private institutional investors for high-quality apartments. Completing a spin-off without fully and objectively evaluating all opportunities for the Company’s real estate could result in material shareholder value destruction.

Perhaps even more concerning, the Board and management appear to be rushing completion of the spin-off before shareholders would have the opportunity to express their views on this issue or elect Board members to better represent shareholder interests. As currently conceived, the proposed spin-off would be completed prior to the 2021 Annual Meeting and without requiring a shareholder vote. By structuring the transaction as a taxable spin-off, we believe the Board and management team have conveniently ducked shareholder approval of the transaction.

We are asking shareholders to have their voices heard by consenting to our request that AIV call the Special Meeting, at which we would propose advisory votes on the following items:

1)	To approve a non-binding resolution urging the Board to put any proposed separation or spin-off involving the Company to a vote of the Company’s shareholders at a duly called meeting of shareholders and to refrain from proceeding with any such separation or spin-off involving the Company unless approved by a vote of a majority of the Company’s shareholders; and;
2)	to transact such other business as may properly come before the special meeting.

WE BELIEVE THE CALLING OF A SPECIAL MEETING IS CRITICAL TO ALLOW SHAREHOLDER VOICES TO BE HEARD ON WHETHER THE SPIN-OFF IS THE BEST PATH FORWARD

Please support our efforts to call a Special Meeting by consenting on the GOLD request card TODAY.

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Sincerely,

Jonathan Litt

Founder & CIO

Land & Buildings Investment Management, LLC

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Media Contact:
Dan Zacchei / Joe Germani

Sloane & Company

212-486-9500

Dzacchei@sloanepr.com

JGermani@sloanepr.com

Investor Contact:

Scott Winter

Innisfree M&A Incorporated

212-750-5832

SWinter@innisfreema.com

Item 2: Also on October 16, 2020, Land & Buildings published the following message on Twitter:

The slides from the video content published on Twitter are attached hereto as Exhibit 99.1 and are incorporated herein by reference.

Item 3: Also on October 16, 2020, Land & Buildings published the following message on LinkedIn:

The slides from the video content published on LinkedIn are attached hereto as Exhibit 99.1 and are incorporated herein by reference.

Item 4: Also on October 16, 2020, Land & Buildings posted the following materials to https://aimhighaiv.com/: